Exhibit 99

Patterson Companies Board Elects Dr. Charles Reich As Director

St. Paul, MN—December 13, 2005—Patterson Companies, Inc. (Nasdaq: PDCO) today announced that Dr. Charles Reich, retired executive vice president of 3M Company, has been elected to its board of directors. He will serve on the board’s audit and governance committees.

Reich’s election increases the Patterson board to seven directors.

Reich joined 3M in 1968 as a research chemist and served in several management positions in the R&D organization before moving into general business management. He held a variety of executive posts at 3M prior to assuming the leadership position of the Health Care unit, a business segment with revenues in excess of $4.0 billion. Reich currently serves on the board of directors of Imation Corporation.

James W. Wiltz, Patterson’s president and chief executive officer, commented: “We are extremely pleased to have Dr. Reich join the Patterson board. His background in health care and international business management will add significant expertise and depth to our board of directors. We are confident that he will make valuable contributions to Patterson’s growth and continued success.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental Supply provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary Supply is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

AbilityOne Products Corp. is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/261-2210 or 800/522-1744